Filed pursuant to Rule 433(d)

Registration Nos. 333-287776 and 333-287776-01

FINAL TERM SHEET, dated March 10, 2026

$779,883,000

John Deere Owner Trust 2026
Issuing Entity

$213,000,000	Class A-1	3.823% Asset Backed Notes
$200,000,000	Class A-2A	3.85% Asset Backed Notes
$57,500,000	Class A-2B	Benchmark + 0.34% Asset Backed Notes
$257,500,000	Class A-3	3.87% Asset Backed Notes
$51,883,000	Class A-4	4.04% Asset Backed Notes

John Deere Receivables LLC, Seller and Depositor
John Deere Capital Corporation, Sponsor and Servicer

	Class A-1 Notes(1)	Class A-2A Notes(1)	Class A-2B Notes(1)	Class A-3 Notes(1)	Class A-4 Notes(1)
Principal Amount	$213,000,000	$200,000,000	$57,500,000	$257,500,000	$51,883,000
Per Annum Interest Rate	3.823%	3.85%	Benchmark + 0.34%	3.87%	4.04%
Final Scheduled Payment Date	March 15, 2027	December 15, 2028	December 15, 2028	August 15, 2030	February 15, 2033
Initial Public Offering Price	100.00000%	99.99674%	100.00000%	99.98228%	99.99741%
Ratings (Moody’s/Fitch)	P-1/F1+	Aaa/AAA	Aaa/AAA	Aaa/AAA	Aaa/AAA
Payment Date	Monthly, beginning April 15, 2026 (subject to the business day convention)	Monthly, beginning April 15, 2026 (subject to the business day convention)	Monthly, beginning April 15, 2026 (subject to the business day convention)	Monthly, beginning April 15, 2026 (subject to the business day convention)	Monthly, beginning April 15, 2026 (subject to the business day convention)
Weighted Average Life(2)	0.31	1.15	1.15	2.48	3.41
CUSIP	47787D AA9	47787D AB7	47787D AC5	47787D AD3	47787D AE1

(1) Subject to the considerations set forth in the preliminary prospectus, the Notes are generally eligible for purchase by or on behalf of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended, and other similar retirement plans and arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended.

(2) Pricing speed: 14% CPR (with a 10% clean-up call).

Trade Date: March 10, 2026
Expected Settlement Date: March 18, 2026
Initial Note Value: $799,881,215.57 (discount rate: 7.60%)
Initial Overcollateralization Amount: $19,998,216
Initial Reserve Account Deposit: $7,998,812.16
Specified Reserve Account Balance: $7,998,812.16

RBC Capital Markets	BofA Securities	Citigroup	MUFG	TD Securities
SOCIETE GENERALE

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-375-6829.

This free writing prospectus does not contain all information that is required to be included in the prospectus.